Morgan Stanley	Free Writing Prospectus to Preliminary Pricing Supplement No. 18,220 Registration Statement Nos. 333-293641; 333-293641-01 Dated September 1, 2026; Filed pursuant to Rule 433

SPXFP Dual Directional Buffered Jump Securities due October 3, 2031

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement, tax supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlier:	S&P 500® Futures Excess Return Index (SPXFP)
Upside payment:	$570 to $590 per security (57% to 59% of the stated principal amount)
Absolute return participation rate:	100%
Buffer amount:	20% (80% maximum loss)[1]
Pricing date:	September 30, 2026
Observation date:	September 30, 2031
Maturity date:	October 3, 2031
CUSIP:	61781D2S6
Estimated value:	$966.50 per security, or within $55.00 of that estimate
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226042828/ms18220_424b2-28814.htm

1All payments are subject to our credit risk

Hypothetical Payment at Maturity1

The payoff diagram and table below illustrate the payment at maturity for a range of hypothetical performances of the underlier over the term of the securities.

The Underlier
The Securities
Stated Principal Amount + Upside Payment
Minimum Payment at Maturity
Payment at Maturity per Security
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
% Change in Closing Level

Upside Scenario	If the underlier appreciates 10%, investors will receive a 57% return, or $1,570 per security. If the underlier appreciates 80%, investors will receive an 80% return, or $1,800 per security.
Absolute Return Participation Scenario	If the underlier depreciates 5%, investors will receive $1,050 per security, or 105% of the stated principal amount.
Downside Scenario	If the underlier depreciates 95%, investors will lose 75% of their principal and receive only $250 per security at maturity, or 25% of the stated principal amount.

% Change in Closing Level of the Underlier	Payment at Maturity per Security
+100.00%	$2,000.00
+58.00%	$1,580.00
+57.00%	$1,570.00
0.00%	$1,570.00*
-20.00%	$1,200.00
-21.00%	$990.00
-50.00%	$700.00
-100.00%	$200.00
*Assumes an upside payment of $570 per security

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities provide for only the minimum payment at maturity and do not pay interest.

●Any positive return on the securities that is based on the depreciation of the underlier is effectively capped.

●The amount payable on the securities is not linked to the value of the underlier at any time other than the observation date.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

●The U.S. federal income tax consequences of an investment in the securities offered by the accompanying preliminary pricing supplement are uncertain.

Risks Relating to the Underlier(s)

●Because your return on the securities will depend upon the performance of the underlier(s), in addition to any risks described further below, the securities are subject to the following risk(s) discussed in more detail in the accompanying product supplement.

oHigher future prices of a futures contract to which the underlier is linked relative to its current prices may adversely affect the value of the underlier and the value of the securities.

oSuspensions or disruptions of market trading in futures markets could adversely affect the value of the securities.

oLegal and regulatory changes could adversely affect the return on and value of the securities.

●Adjustments to the S&P 500® Futures Excess Return Index could adversely affect the value of the securities.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities– United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.